UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports under Sections 13 and
               15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number 1-9678

                           ARCO CHEMICAL COMPANY
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           (Exact name of registrant as specified in its charter)

                           3801 WEST CHESTER PIKE
                     NEWTOWN SQUARE, PENNSYLVANIA 19073
                               (610) 359-2000
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            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                        (1)  9.9% DEBENTURES DUE IN 2000
                        (2)  9.375% DEBENTURES DUE IN 2005
                        (3)  10.25% DEBENTURES DUE IN 2010
                        (4)  9.8% DEBENTURES DUE IN 2020
                        (5)  COMMON STOCK, $1.00 PAR VALUE
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          (Title of each class of securities covered by this Form)

                                    None
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   (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/(5)     Rule 12h-3(b)(1)(i)   /X/(1),(2),(3)&(4)
     Rule 12g-4(a)(1)(ii)   /_/        Rule 12h-3(b)(1)(ii)  /_/
     Rule 12g-4(a)(2)(i)    /_/        Rule 12h-3(b)(2)(i)   /_/
     Rule 12g-4(a)(2)(ii)   /_/        Rule 12h-3(b)(2)(ii)  /_/
                                       Rule 15d-6            /_/

Approximate number of holders of record as of certification or notice date:
1 holder of Common Stock; 129 holders of Debt Securities
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     Pursuant to the  requirements of the Securities  Exchange Act of 1934,
Robert Millstone has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     ARCO Chemical Company

Dated: August 4, 1998                By:  /s/ Robert Millstone
                                          ---------------------------------
                                          Name:   Robert Millstone
                                          Title:  Authorized Signatory

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.